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                                                                    EXHIBIT 21.1



                              LIST OF SUBSIDIARIES


Name of Subsidiary                             Date of Formation      State of Formation  Percentage Owned
ChannelPoint Insurance Services, Inc.          January 25, 1999       Delaware            100%
ChannelPoint eCommerce Exchange Insurance
Agency, Inc.                                   December 15, 1999      Delaware            100%
Gold Acquisition Corp.                         January 14, 2000       Delaware            100%
LifeLink Acquisition Corporation               March 1, 2000          Delaware            100%